                                                                    Exhibit 12-C


                          CINCINNATI BELL INC PRO FORMA
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Millions of Dollars)

                                                                                Year Ended                         Six Months Ended,
                                                                                December 31,                            June 30,
                                                           -----------------------------------------------------   ----------------
                                                           1993        1994        1995        1996      1997        1997    1998
                                                           ----        ----        ----        ----      ----        ----    ----
Earnings
   (a)    Income (loss) before income taxes,
          extraordinary charges and cumulative
          effect of change in accounting principle        $ 72.0     $  67.4     $ (45.1)    $ 153.2   $ 158.6   $  85.2   $ 59.2
   (c)    Interest expense                                  36.3        40.1        45.4        27.9      30.1      15.5     10.8
   (d)    One-third of rental expense                        8.5         4.2         4.0         3.0       3.9       1.6      1.7
                                                        --------    --------    --------    --------   -------   -------   ------
          Total Earnings                                 $ 116.8     $ 111.7       $ 4.3     $ 184.1   $ 192.6    $102.3   $ 71.7
                                                        ========    ========    ========    ========   =======    ======   ======

Fixed Charges
   (a)    Interest expense                                $ 36.3      $ 40.1      $ 45.4      $ 27.9    $ 30.1     $15.5   $ 10.8
   (b)    One third of rental expense                        8.5         4.2         4.0         3.0       3.9       1.6      1.7
                                                        --------    --------    --------    --------   -------   -------   ------
                                                          $ 44.8      $ 44.3      $ 49.4      $ 30.9    $ 34.0     $17.1   $ 12.5
                                                        ========    ========    ========    ========   =======   ========  ======

Ratio of earnings to  fixed charges                         2.61        2.52        --         5.96      5.66       5.98    5.74

Coverage deficiency                                           --          --      $ 45.1         --        --         --      --
